Contact:  Mr. Brad Snider               FOR IMMEDIATE RELEASE
          President
          (870)  523-3611                  Date: January 6, 2000



            NORTH ARKANSAS BANCSHARES, INC.
          ANNOUNCES STOCK REPURCHASE PROGRAM


     North Arkanasas Bancshares, Inc. (OTC Bulletin Board:NARK), headquartered in Newport, Arkansas, announced today that it had received the approval of the Office of Thrift Supervision to repurchase up to 10% of its issued and outstanding shares of common stock, approximately 33,327 shares. The program will be dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Corporation.

     Brad Snider, President of the Corporation, stated that the Board of Directors has authorized the repurchase program, which is expected to be completed within six months. Mr. Snider explained that the Board of Directors considers the Corporation's common stock to be an attractive investment.

     According to Mr. Snider, the repurchases would be effected through open market purchases.

     North Arkansas Bancshares, Inc. is the holding company for Newport Federal Savings Bank, which conducts business through one banking office in Newport, Arkansas.